SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): March 15, 2004

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28150	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10555 Science Center Drive, San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 658-7600

N/A
(Former name or former address, if changed since last report.)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
ITEM 7. EXHIBITS
SIGNATURES
EXHIBIT 2.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 99.1

     This Current Report on Form 8-K is filed by Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On March 15, 2004, the Company completed the purchase from Wyeth Holdings Corporation (“Wyeth”), a Maine corporation formerly known as American Cyanamid Corporation, of all of Wyeth’s financial interest in indiplon, the Company’s late stage clinical development compound for the treatment of insomnia, for approximately $95 million, consisting of $50 million in cash and 802,998 shares of the Company’s common stock, valued for purposes of the transaction at $45 million.

     Under the Assignment and License Agreement dated as of February 26, 2004 by and between the Company and Wyeth (the “Assignment Agreement”), Wyeth assigned to the Company at the closing (i) all of Wyeth’s rights and obligations under a license agreement between Wyeth and DOV Pharmaceuticals (“DOV”) relating to indiplon, under which Neurocrine currently holds a sublicense from DOV (the “Compound License Agreement”), and a related Consent and Agreement dated December 13, 2002 among DOV, the Company and Wyeth (the “2002 Consent Agreement”) and (ii) subject to the rights and licenses granted to DOV under the Compound License Agreement and to the Company, DOV and Neurocrine’s sublicensee, Pfizer, Inc. under the 2002 Consent Agreement, all of Wyeth’s right title and interest in and to the the indiplon composition patent filed by Neurocrine in Wyeth’s name. The Company completed the acquisition following the satisfaction of all conditions to closing, including approval of the Wyeth Board of Directors and termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.

     In connection with the closing, on March 15, 2004, the Company entered into a Stock Purchase Agreement with Wyeth relating to the shares of the Company’s common stock issued to Wyeth and a Consent Agreement and Amendment by and among the Company, Wyeth and DOV (the “2004 Consent Agreement”), which provides that the Company will make milestone and royalty payments to DOV net of amounts that DOV otherwise would have been obligated to pay to Wyeth under the Compound License Agreement. DOV and Wyeth also entered into a License Agreement dated as of March 15, 2004 (the “2004 License Agreement”), which supersedes the Compound License Agreement. As a result of the restructuring of the parties’ relationship, the Company will retain all milestone, royalty and other payments on indiplon commercialization that would have otherwise been payable to Wyeth, decreasing the Company’s, potential milestone payments on indiplon by $2.5 million and royalty obligation on sales of indiplon from six percent to three and one-half percent.

     The Company and Wyeth set the aggregate consideration for the rights granted by Wyeth to the Company based on negotiations between the parties. The parties determined the number of shares of the Company’s common stock issued to Wyeth based on the average closing price of the Company’s common stock for the 15 trading days ending one trading day prior to the date of the Assignment Agreement. The Company has granted demand and piggyback registration rights to Wyeth with respect to the shares of the Company’s common stock issued in the transaction. The Company funded the cash portion of the consideration from its available cash. The Company will record the transaction as a long-term asset for financial statement purposes, and the asset will be amortized over the commercialization period of indiplon, based upon indiplon sales. The balance of the transaction will be recorded as a decrease in cash and an increase in equity.

     The Assignment Agreement is attached as Exhibit 2.1; the Stock Purchase Agreement is attached as Exhibit 10.1; the 2004 Consent Agreement is attached as Exhibit 10.2 and the 2004 License Agreement is attached hereto as Exhibit 10.3. The foregoing summary is qualified by reference to these agreements, which are incorporated herein by reference.

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ITEM 7. EXHIBITS

     (c) EXHIBITS. The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
2.1	Assignment and License Agreement dated February 26, 2004 by and among Wyeth Holdings Corporation and Neurocrine Biosciences, Inc.*
10.1	Stock Purchase Agreement dated March 15, 2004 by and among Wyeth Holdings Corporation and Neurocrine Biosciences, Inc.
10.2	Consent Agreement and Amendment dated March 15, 2004 by and among Wyeth Holdings Corporation, Neurocrine Biosciences, Inc. and DOV Pharmaceutical, Inc.
10.3	License Agreement dated March 15, 2004 by and among Wyeth Holdings Corporation and DOV Pharmaceutical, Inc.
99.1	Press Release dated March 16, 2004

*	The Company has requested confidential treatment with respect to portions of this exhibit.

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SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 17, 2004	/s/	Paul W. Hawran

Paul W. Hawran
Executive Vice President and Chief Financial Officer

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